Exhibit 4.1

CANCELLATION AGREEMENT

CANCELLATION AGREEMENT, dated June 1, 2010 (this “Agreement”), by and among, Lincoln Floorplanning Co., Inc., a Nevada corporation (the “Company”), and Ms. Sha Chen (the “Cancelling Party”).

BACKGROUND

On or about the date hereof, the Company has entered into a Share Exchange Agreement with China Niceview Power Technology Limited, a British Virgin Islands company (“China Niceview”), and the sole shareholder of China Niceview, Wise Winning Limited (the “Shareholder”), pursuant to which the Company will acquire from the Shareholder all of the issued and outstanding capital stock of China Niceview in exchange for 36,800,000 shares of the Company’s common stock (the “Share Exchange Transaction”).

It is a condition precedent to the consummation of the Share Exchange Transaction that the Cancelling Party enter into this Agreement, which will effectuate the cancellation of 4,898,750 shares of the common stock, par value $.0001 per share, of the Company held by the Cancelling Party (the “Subject Shares”). The Cancelling Party is entering into this Agreement to, among other things, induce China Niceview and the Shareholder to enter into the Share Exchange Transaction and the Cancelling Party acknowledges that China Niceview and the Shareholder would not consummate the transactions contemplated by the Share Exchange Transaction unless the transactions contemplated hereby are effectuated in accordance herewith.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Cancellation of Subject Shares. The Cancelling Party has delivered to the Company for cancellation stock certificates representing the Subject Shares along with duly executed medallion guaranteed stock powers covering the Subject Shares (or such other documents acceptable to the Company’s transfer agent) and hereby irrevocably instructs the Company and the Company’s transfer agent to cancel the Subject Shares such that the Subject Shares will no longer be outstanding on the stock ledger of the Company and such that the Cancelling Party shall no longer have any interest in the Subject Shares whatsoever. The Company shall immediately deliver to the Company’s transfer agent irrevocable instructions providing for the cancellation of the Subject Shares.

2. Representations by the Cancelling Party.

(a)     The Cancelling Party owns the Subject Shares, of record and beneficially, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind whatsoever. The Cancelling Party has sole control over the Subject Shares or sole discretionary authority over any account in which they are held. Except for this Agreement, no person has any option or right to purchase or otherwise acquire the Subject Shares, whether by contract of sale or otherwise, nor is there a “short position” as to the Subject Shares.

(b)     The Cancelling Party has full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Cancelling Party and constitutes a valid, binding obligation of the Cancelling Party, enforceable against it in accordance with its terms (except as such enforceability may be limited by laws affecting creditor's rights generally).

3. Further Assurances. Each party to this Agreement will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such other documents and agreements as may be necessary to effectuate the cancellation of the Subject Shares).

4. Amendment and Waiver. Any term, covenant, agreement or condition of this Agreement may be amended, with the written consent of the Company and the Cancelling Party, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Company and the Cancelling Party.

5. Survival of Agreements, Representations and Warranties, etc. All representations and warranties contained herein shall survive the execution and delivery of this Agreement.

6. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and the Cancelling Party, and their respective successors and assigns.

7. Governing Law. This Agreement (including the validity thereof and the rights and obligations of the parties hereunder and thereunder) and all amendments and supplements hereof and thereof and all waivers and consents hereunder and thereunder shall be construed in accordance with and governed by the internal laws of the State of New York without regard to its conflict of laws rules, except to the extent the laws of Nevada are mandatorily applicable.

8. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute but one and the same instrument. This Agreement may be reproduced by any electronic, photographic, photostatic, magnetic, microfilm, microfiche, microcard, miniature photographic, facsimile or other similar process and the original thereof may be destroyed. The parties agree that any such reproduction shall, to the extent permitted by law, be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not the reproduction was made in the regular course of business) and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LINCOLN FLOORPLANNING CO., INC.

By:/s/ Sha Chen
Name: Sha Chen
Title: President

/s/ Sha Chen
Sha Chen

[Signature Page to Cancellation Agreement]